Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of 1st Century Bancshares, Inc. on Form S-1 of our report dated March 5, 2015 on the consolidated financial statements of 1st Century Bancshares, Inc. appearing in the 2014 Form 10-K of 1st Century Bancshares, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California
September 25, 2015